Fluor Corporation	Brian Mershon	Exhibit 99.1
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621 tel

469.398.7000 main tel	Jason Landkamer
Investor Relations
469.398.7222 tel

News Release

FLUOR REPORTS FIRST QUARTER 2022 RESULTS

•Q1 2022 diluted earnings per share (EPS) from continuing operations of $0.27; adjusted diluted EPS from continuing operations of $0.16
•Q1 2022 segment profit nearly doubles to $115 million
•Company reaffirms 2022 adjusted EPS guidance of $1.15 to $1.40
•NuScale transaction complete and now a publicly-traded company
•Anticipate significant conversion of prospect pipeline over the next three quarters

IRVING, TX (May 6, 2022) - Fluor Corporation (NYSE: FLR) announced financial results for its first quarter ended March 31, 2022. Revenue for the quarter was $3.1 billion and net income from continuing operations attributable to Fluor was $48 million, or $0.27 per diluted share. Consolidated segment profit for the quarter was $115 million compared to $60 million in the first quarter of 2021. Results for the period reflect higher than anticipated tax expenses and also include entities that were formerly in discontinued operations. Excluding the results of these entities that continue to be marketed for sale together with certain other adjustments outlined in the table at the end of this release, adjusted earnings per diluted share were $0.16.

“This year is off to a great start as we see our strategic focus accelerate change and improve our competitive position in the key markets we serve,” said David Constable, chairman and chief executive officer of Fluor. “We see our clients moving forward with a significant amount of work over the next few quarters, and we are well positioned to deploy our world-class teams to support their efforts.”

First quarter new awards were $1.9 billion compared to $3.9 billion a year ago and consistent with company expectations. Ending consolidated backlog was $19.3 billion. Corporate G&A expenses for the first quarter of 2022 were $71 million compared to $67 million a year ago. Fluor’s cash and marketable securities at the end of the quarter were $2.1 billion.

During the quarter, the company suspended any new investment in its Russian operations. Fluor’s backlog on projects in this region is not a significant source of future revenue or margin. We continue to monitor the situation as we wind down our existing contractual obligations.

Outlook
Fluor reaffirms its adjusted EPS guidance of $1.15 to $1.40 per diluted share. Adjusted EPS guidance excludes entities formerly in discontinued operations and other considerations outlined in the table at the end of this release. Guidance for 2022 anticipates a substantial volume of new awards from all segments. Guidance also assumes a tax rate of 28 percent, but the company notes that this rate may vary depending on the country in which profit is generated.

Business Segments

Energy Solutions reported a profit of $54 million in the first quarter compared to $2 million in the first quarter of 2021. Results include embedded derivative expenses of $13 million and $29 million respectively. Segment profit for the first quarter of 2022 reflects increased execution activities on projects in North America and a reduction in overhead costs. Revenue for the quarter was $1.2 billion, up from $1 billion a year ago. New awards in the quarter totaled $682 million, compared to $1.6 billion in the first quarter of 2021, and included a chemical project in Texas and a mid-scale LNG project offshore the U.S. Gulf Coast. Ending backlog was $8.5 billion compared to $11.1 billion a year ago.

Urban Solutions reported a profit of $15 million in the first quarter compared to $30 million in the first quarter of 2021. Segment profit in the quarter reflects the impact of cost growth on an advanced manufacturing project that is now complete, and the timing associated with the closing of a P3 transaction. Segment profit in the first quarter of 2021 included proceeds from the favorable settlement of a light-rail project. Revenue for the first quarter declined to $1 billion from $1.2 billion a year ago due to the closeout of data center projects in Europe and mining projects in South America. New awards for the quarter totaled $598 million, compared to $1.1 billion in the first quarter of 2021, and included a data center project in India. Ending backlog was $6.7 billion compared to $9.7 billion a year ago.

Mission Solutions reported a profit of $58 million in the first quarter compared to $44 million in the first quarter of 2021. The increase in segment profit was primarily driven by the favorable closeout of a U.S. Army Corps of Engineers project in Puerto Rico and for a project providing humanitarian support for Afghan evacuees in the United States. Revenue for the first quarter declined to $593 million from $753 million a year ago primarily due to the completion of a Department of Energy contract last year. New awards for the quarter totaled $386 million, compared to $992 million in the first quarter of 2021. Ending backlog was $2.3 billion compared to $3.0 billion a year ago.

In the first quarter of 2022, Fluor determined that the company’s Stork business and remaining AMECO equipment business no longer met all of the requirements to be classified as discontinued operations. Therefore, these entities are now reported in continuing operations and included in our Other segment.

The Other segment, which includes NuScale and the entities listed above, reported revenue of $396 million and a segment loss of $12 million. NuScale successfully completed its de-SPAC transaction with Spring Valley Acquisition Corporation. and is now publicly traded on the NYSE under the ticker symbol SMR. As of May 2nd, Fluor now owns 57% of NuScale.

Conference Call
Fluor will host a conference call at 8:30 a.m. Eastern Time on Friday, May 6, which will be webcast live and can be accessed by logging onto investor.fluor.com. The call will also be accessible by telephone at 800-289-0720 (U.S./Canada) or +1 646-828-8073. The conference ID is 6391112.

A replay of the webcast will be available for 30 days. A replay of the call will be available by telephone for one week. Click Here to register for the replay.

Non-GAAP Financial Measures
This news release contains discussions of consolidated segment profit, adjusted net earnings and adjusted EPS that are non-GAAP financial measures under SEC rules. Segment profit is calculated as revenue less cost of revenue and earnings attributable to noncontrolling interests. The company believes that consolidated segment profit provides a meaningful perspective on its business results as it is the aggregation of individual segment profit measures that the company utilizes to evaluate and manage its business performance. A reconciliation of consolidated segment profit to earnings from continuing operations before taxes is included in the press release table. Adjusted net earnings is defined as net earnings from core operations excluding NuScale profit (loss) and the impact of foreign exchange fluctuations, restructuring, impairments and certain non-recurring or unusual items. Net earnings from core operations is net earnings attributable to Fluor excluding the results of our Stork business and remaining AMECO equipment business that were previously classified as discontinued operations but that continue to be marketed for sale. Adjusted EPS is defined as adjusted net earnings divided by adjusted weighted average shares outstanding. Adjusted weighted average shares outstanding assumes the conversion of our convertible preferred stock. The company believes adjusted net earnings and adjusted EPS allow investors to evaluate the company’s ongoing earnings on a normalized basis and make meaningful period-over-period comparisons. Reconciliations of consolidated segment profit, adjusted net earnings, adjusted EPS and adjusted weighted average diluted shares outstanding to the most comparable GAAP measures are included in the press release tables. The company is unable to provide a reconciliation of its adjusted EPS guidance to the most comparable GAAP measure because it is unable to predict with reasonable certainty all of the components required to provide such reconciliation, including the impact of foreign exchange fluctuations, which are uncertain and could have a material impact on GAAP reported results for the guidance period.

About Fluor Corporation
Fluor Corporation (NYSE: FLR) is building a better future by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s 41,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $12.4 billion in 2021 and is ranked 181 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has provided engineering, procurement and construction services for more than 110 years. For more information, please visit www.fluor.com or follow Fluor on Twitter, LinkedIn, Facebook and YouTube.

Forward-Looking Statements: This release may contain forward-looking statements (including without limitation statements to the effect that the Company or its management "will," "believes," "expects," “anticipates,” "plans" or other similar expressions). These forward-looking statements, including statements relating to strategic and operation plans, future growth, new awards, backlog, earnings and the outlook for the company’s business.

Actual results may differ materially as a result of a number of factors, including, among other things, the severity and duration of the COVID-19 pandemic and actions by governments, businesses and individuals in response to the pandemic, including the duration and severity of economic disruptions; the cyclical nature of many of the markets the Company serves; the Company's failure to receive new contract awards; cost overruns, project delays or other problems arising from project execution activities, including the failure to meet cost and schedule estimates; intense competition in the industries in which we operate; failure of our joint venture or other partners to perform their obligations; cyber-security breaches; foreign economic and political uncertainties; client cancellations of, or scope adjustments to, existing contracts; failure to maintain safe worksites and international security risks; risks or uncertainties associated with events outside of our control, including weather conditions, pandemics, public health crises, political crises or other catastrophic events; the use of estimates and assumptions in preparing our financial statements; client delays or defaults in making payments; the failure of our suppliers, subcontractors and other third parties to adequately perform services under our contracts; uncertainties, restrictions and regulations impacting our government contracts; the inability to hire and retain qualified personnel; the potential impact of certain tax matters; possible information technology interruptions; the Company's ability to secure appropriate insurance; liabilities associated with the performance of nuclear services; foreign currency risks; the loss of one or a few clients that account for a significant portion of the Company's revenues; damage to our reputation; failure to adequately protect intellectual property rights; asset impairments; climate change and related environmental issues; increasing scrutiny with respect to sustainability practices; risks related to our indebtedness; the availability of credit and restrictions imposed by credit facilities, both for the Company and our clients, suppliers, subcontractors or other partners; possible limitations on bonding or letter of credit capacity; failure to obtain favorable results in existing or future litigation and regulatory proceedings, dispute resolution proceedings or claims, including claims for additional costs; failure by us or our employees, agents or partners to comply with laws; new or changing legal requirements, including those relating to environmental, health and safety matters; failure to successfully implement our strategic and operational initiatives; risks arising from the inability to successfully integrate acquired businesses; risks related to provisions of our convertible preferred stock; and restrictions on possible transactions imposed by our charter documents and Delaware law. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.

Additional information concerning these and other factors can be found in the Company's public periodic filings with the Securities and Exchange Commission, including the discussion under the heading "Item 1A. Risk Factors" in the Company's Form 10-K filed on February 22, 2022. Such filings are available either publicly or upon request from Fluor's Investor Relations Department: (469) 398-7222. The Company disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

SUMMARY OF FINANCIALS AND U.S. GAAP RECONCILIATION OF CONSOLIDATED SEGMENT PROFIT

	THREE MONTHS ENDED MARCH 31,
(In millions)	2022		2021
Revenue
Energy Solutions	$1,174		$991
Urban Solutions	959		1,194
Mission Solutions	593		753
Other	396		409
Total revenue	$3,122		$3,347

Segment profit (loss) $ and margin %
Energy Solutions	$54	4.6%	$2	0.2%
Urban Solutions	15	1.6%	30	2.5%
Mission Solutions	58	9.8%	44	5.8%
Other	(12)	NM	(16)	NM
Total segment profit (loss) $ and margin %	$115	3.7%	$60	1.8%

G&A	(71)		(67)
Impairment	63		(47)
Foreign currency gain (loss)	(19)		(11)
Interest expense, net	(9)		(18)
Earnings (loss) from Cont Ops attributable to NCI	8		33
Earnings (loss) from Cont Ops before taxes	87		(50)
Income tax (expense) benefit	(31)		(3)
Net earnings (loss) from Cont Ops	56		(53)
Less: Net earnings (loss) from Cont Ops attributable to NCI	8		33
Net earnings (loss) from Cont Ops attributable to Fluor	$48		$(86)

New awards
Energy Solutions	$682		$1,609
Urban Solutions	598		1,061
Mission Solutions	386		992
Other	260		222
Total new awards	$1,926		$3,884

New awards related to projects located outside of the U.S.	36%		68%

Backlog	March 31, 2022		December 31, 2021
Energy Solutions	$8,514		$9,324
Urban Solutions	6,690		7,048
Mission Solutions	2,275		2,562
Other	1,775		1,866
Total backlog	$19,254		$20,800

Backlog related to projects located outside of the U.S.	62%		65%
Backlog related to lump-sum projects	60%		59%

RECONCILIATION OF U.S. GAAP NET EARNINGS TO ADJUSTED NET EARNINGS AND U.S. GAAP EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE
	THREE MONTHS ENDED MARCH 31,
(In millions, except per share amounts)	2022	2021
Net earnings (loss) attributable to Fluor	$48	$(86)
Less: Earnings from Stork and AMECO	(7)	(1)
Net earnings (loss) from core operations*	$41	$(87)
Add (less):
NuScale (profit) loss	$21	$16
ICA Fluor embedded derivatives (net of tax)	9	20
Impairment	(63)	47
Foreign currency (gain) loss	14	5
SEC investigation	5	3
Adjusted Net Earnings	$27	$4

Weighted average diluted shares outstanding	171	141

Diluted EPS available to Fluor common stockholders	$0.28	$(0.61)
Less: Diluted EPS from Stork/AMECO	(0.04)	—
Diluted EPS from core operations*	0.24	(0.61)
Add (less):
NuScale (profit) loss	0.12	0.11
ICA Fluor embedded derivatives (net of tax)	0.06	0.14
Impairment	(0.37)	0.33
Foreign currency (gain) loss	0.08	0.03
SEC investigation	0.03	0.02
Adjusted EPS	$0.16	$0.03
*Core operations excludes the results of our Stork business and remaining AMECO equipment business that no longer meet all of the requirements to be classified discontinued operations but that continue to be marketed for sale.
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